                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              RULE 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            WMX TECHNOLOGIES, INC.
               (Name of Registrant as Specified In Its Charter)


               The Board of Directors of WMX Technologies, Inc.
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:



     (2) Aggregate number of securities to which transaction applies:



     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):



     (4) Proposed maximum aggregate value of transaction:



     (5) Total fee paid:


[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:



     (2) Form, Schedule or Registration Statement No.:



     (3) Filing Party:



     (4) Date Filed:

                                     LOGO
                            WMX TECHNOLOGIES, INC.

               3003 Butterfield Road - Oak Brook, Illinois 60521

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 10, 1996

  You are cordially invited to attend the annual meeting of stockholders of WMX Technologies, Inc. which will be held at the Drury Lane Theater, 100 Drury Lane (Illinois Highway 83 and Roosevelt Road), Oakbrook Terrace, Illinois, on Friday, May 10, 1996, at 2:00 p.m., Central time, for the following purposes:
  1.To elect directors.
  2.To ratify the appointment of Arthur Andersen LLP as independent auditors for 1996.
  3.To consider and vote upon two stockholder proposals which are set forth and described in the accompanying proxy statement.
  4.To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on March 20, 1996 are entitled to vote at the meeting. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting, during normal business hours, at the principal office of the Company, 3003 Butterfield Road, Oak Brook, Illinois, for a period of 10 days prior to the meeting.

  It is important that your shares be represented at the meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to mark, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States.

                                       /s/ Herbert A. Getz
                                       Herbert A. Getz
                                       Senior Vice President and Secretary

Oak Brook, Illinois
March 28, 1996


               YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED
                  PROXY AND RETURN IT PROMPTLY. THE PROXY IS
                    REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                                                             Printed on
                                                             recycled paper
                                                                [RECYCLING LOGO]

                            WMX TECHNOLOGIES, INC.

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 10, 1996

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of WMX Technologies, Inc. (the "Company") of proxies for use at the annual meeting of stockholders of the Company to be held at the Drury Lane Theater, 100 Drury Lane (Illinois Highway 83 and Roosevelt Road), Oakbrook Terrace, Illinois at 2:00 p.m., Central time, on May 10, 1996, and at any adjournment or adjournments thereof. Proxies properly executed and returned in a timely manner will be voted at the meeting in accordance with the directions noted thereon. If no direction is indicated, they will be voted for the election of the nominees named herein as directors, for the ratification of the appointment of Arthur Andersen LLP as independent auditors for 1996, against the two stockholder proposals set forth and described herein and on other matters presented for a vote in accordance with the judgment of the persons acting under the proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, either in person at the meeting, by written notice to the Secretary of the Company or by delivery of a later-dated proxy.

  Election of each director requires the affirmative vote of the holders of a plurality of the shares of the Company's common stock present in person or represented by proxy and entitled to vote at the meeting. Approval of the two stockholder proposals requires in each case the affirmative vote of the holders of a majority of the shares of the Company's common stock present in person or represented by proxy and entitled to vote at the meeting. Abstentions and broker non-votes are counted as shares present in the determination of whether the shares of stock represented at the meeting constitute a quorum. Each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. The Board of Directors has adopted a confidential voting policy whereby any proxy, written consent or ballot submitted to the Company by a stockholder in connection with the annual meeting will be kept confidential and not be disclosed to the Company or any of its directors, officers, or employees except in the event of a contested proxy solicitation or whenever necessary to meet applicable legal requirements (including asserting or defending a claim by or against the Company and investigating possible voting irregularities). The Company's transfer agent may continue to send the Company any proxy card on which a stockholder has written a comment. The confidential voting policy also provides that the vote tabulators and inspectors of election acting at the meeting will be independent.

  The Company's executive offices are located at 3003 Butterfield Road, Oak Brook, Illinois 60521 (telephone 708/572-8800). It is expected that proxy materials will be mailed to stockholders beginning on or about March 28, 1996.

                     SHARES OUTSTANDING AND VOTING RIGHTS

  Only stockholders of record at the close of business on March 20, 1996 are entitled to vote at the annual meeting of stockholders. The only voting stock of the Company outstanding is its common stock, of which 494,495,743 shares were outstanding of record as of the close of business on March 20, 1996. Each share of common stock is entitled to one vote.

                             ELECTION OF DIRECTORS

  Four directors are to be elected at the meeting. The persons named below have been designated by the Board as nominees for election as Class II directors, for a term expiring at the annual meeting of stockholders in 1999. All of the nominees are serving as Class II directors as of the date hereof.

  Unless otherwise instructed, properly executed proxies which are returned in a timely manner will be voted for election of the four nominees for Class II directors. If, however, any of such nominees should be unable or should fail to act as such by virtue of an unexpected occurrence, the proxies will be voted for such other person or persons as will be determined by the holders of the proxies in their discretion, or the Board of Directors may make an appropriate reduction in the number of directors to be elected. The Class I and Class III directors named below have terms which expire in 1998 and 1997, respectively.

  As used herein, "WTI" means Wheelabrator Technologies, Inc., which is an approximately 58%-owned subsidiary of the Company, "WM International" means Waste Management International plc, which is a subsidiary owned 56% by the Company and 12% by each of WTI and Rust International Inc. ("Rust"), which is a subsidiary owned approximately 60% by the Company and 40% by WTI, and "CWM" means Chemical Waste Management, Inc., formerly a publicly traded company and since January 1995, a wholly owned subsidiary of the Company.

NOMINEES FOR TERMS EXPIRING AT THE ANNUAL MEETING IN 1999 (CLASS II
DIRECTORS):


                DR. PASTORA SAN JUAN CAFFERTY, age 55, has served as a
              Professor since 1985 at the University of Chicago's School of Social Service Administration where she has been a member of the
[PHOTO] faculty since 1971. She was elected a director of the Company in July 1994. Dr. Cafferty also serves as a director of Kimberly-Clark Corporation and People's Energy Corporation and on the boards of the Rush-Presbyterian-St. Luke's Medical Center and the Lyric Opera Association, both in Chicago.

                DONALD F. FLYNN, age 56, has served as a director of the
              Company since 1981 and as Chairman of the Board and President of Flynn Enterprises, Inc., a financial advisory and venture capital firm, since February 1988. He also served as Chairman of the Board and Chief Executive Officer of Discovery Zone, Inc.,
[PHOTO] an operator of indoor fun and fitness centers for children, from July 1992 until February 1996 and May 1995, respectively. Mr. Flynn was a Senior Vice President of the Company from May 1975 to January 1991. He also served as the Company's Chief Financial Officer from March 1972 to December 1989 and the Company's Treasurer from May 1979 to December 1986. Mr. Flynn is also a director of Psychemedics Corporation, WTI and WM International.

                JAMES R. PETERSON, age 68, has been a director of the Company since 1980 and was a director and President and Chief Executive Officer of The Parker Pen Company from January 1982 to January
[PHOTO] 1985. The Parker Pen Company was principally involved in the manufacture and distribution of writing instruments and in providing temporary help services. Mr. Peterson is also a director of The Dun & Bradstreet Corporation.

                PHILLIP B. ROONEY, age 51, has served as a director of the
              Company since 1981 and as its President and Chief Operating Officer since November 1984. Since January 1994, he has also served as Chairman of the Board and Chief Executive Officer of Waste Management, Inc., a wholly owned subsidiary of the
[PHOTO] Company. Mr. Rooney commenced employment with the Company in 1969 and first became an officer of the Company in 1971. Since November 1990, he has served as Chairman of the Board and Chief Executive Officer of WTI. Mr. Rooney is also a director of Illinois Tool Works Inc., Caremark International Inc., Urban Shopping Centers, Inc., ServiceMaster Management Corporation (the general partner of ServiceMaster Limited Partnership), WTI and WM International.

DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 1998 (CLASS I
DIRECTORS):


                H. JESSE ARNELLE, age 62, has been a director of the Company since 1992 and senior partner of Arnelle, Hastie, McGee, Willis and Greene, a San Francisco-based corporate law firm, for more than the past ten years. He currently also serves as Chairman of
[PHOTO] the Pennsylvania State University Board of Trustees. Mr. Arnelle is also a director of Florida Power & Light (FPL Group), Eastman Chemical Corporation, Textron Corporation, Wells Fargo & Company and Wells Fargo Bank N.A., Armstrong World Industries and Union Pacific Resources, Inc.


                JERRY E. DEMPSEY, age 63, has served as a director of the
              Company since 1984, and since September 1993, as Chairman and Chief Executive Officer of PPG Industries, Inc., a glass, coatings and chemicals company. From April 1984 to May 1988, Mr. Dempsey served as Vice Chairman of the Board of the Company.
[PHOTO] From May 1988 to June 1993, Mr. Dempsey was Senior Vice President of the Company. From July 1985 to September 1991, he was also President and Chief Executive Officer of CWM. From September 1991 to May 1993, Mr. Dempsey served as Chairman of the Board of CWM. Mr. Dempsey is also a director of Navistar International Corp. and PPG Industries, Inc.


                DR. JAMES B. EDWARDS, age 68, has served as a director of the
              Company since 1995 and has been President of the Medical University of South Carolina since November 1982. From January
[PHOTO] 1981 to November 1982, he served as the United States Secretary of Energy, and previously as Governor of the State of South Carolina. Dr. Edwards is also a director of Phillips Petroleum Company, SCANA Corporation, Imo Industries Inc. and National Data Corporation.


                ALEXANDER B. TROWBRIDGE, age 66, has served as a director of the Company since 1985 and President of Trowbridge Partners, Inc., a consulting services firm, since January 1990. He was President of the National Association of Manufacturers,
[PHOTO] Washington, D.C., from January 1980 to January 1990. Mr. Trowbridge also served as U.S. Secretary of Commerce in 1967 and 1968 and as Vice Chairman of Allied Chemical Corp. from 1976 to 1980. He also serves as a director of New England Mutual Life Insurance Co., PHH Corp., The Rouse Co., Sun Resorts International Ltd., Harris Corp., Sun Co. Inc., The Gillette Co., Warburg-Pincus Counsellors Funds and Icos Corp.

DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 1997 (CLASS III
DIRECTORS):


                DEAN L. BUNTROCK, age 64, has been a director of the Company and has served as its Chairman of the Board and Chief Executive
[PHOTO] Officer since 1968. From September 1980 to November 1984, he also served as President of the Company. Mr. Buntrock is also a director of WTI, WM International and Boston Chicken, Inc.

                HOWARD H. BAKER, JR., age 70, has served as a director of the
              Company since 1989 and has been a member of the law firm of Baker, Donelson, Bearman & Caldwell for more than the past five years. From March 1987 to July 1988, Mr. Baker held the position
[PHOTO] of Chief of Staff to the President of the United States. Mr. Baker served three terms as a member of the United States Senate from 1967 to 1985. Mr. Baker is also a director of Federal Express Corporation, Pennzoil Company and United Technologies, Inc. He is Chairman of the Board of Trustees of the Mayo Foundation and a member of the Smithsonian Board of Regents.


                PETER H. HUIZENGA, age 57, has served as a director of the
              Company since 1968 and President of Huizenga Capital Management, an investment management firm, since October 1990. He has also
[PHOTO] been of counsel to the law firm of Hlustik, Huizenga & Williams for more than the past five years. Mr. Huizenga served as Vice President and Secretary of the Company from May 1975 and September 1968, respectively, until his retirement from those positions on January 1, 1988.


                PEER PEDERSEN, age 71, has been a director of the Company
              since 1979 and Chairman of the Board of the law firm of Pedersen
[PHOTO] & Houpt, P.C. for more than the past five years. Mr. Pedersen is also a director of Aon Corporation, Boston Chicken, Inc., Latin American Growth Fund and Extended Stay America, Inc.

                      SECURITIES OWNERSHIP OF MANAGEMENT

OWNERSHIP OF COMPANY COMMON STOCK

  The following table sets forth certain information as of February 1, 1996 as to the beneficial ownership of common stock of the Company by the directors, the Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 31, 1995, and by all directors and persons serving as executive officers of the Company as a group:

                                                 NUMBER OF SHARES
                                                 OF COMMON STOCK   PERCENT OF
                                                  OF THE COMPANY  COMMON STOCK
                                                   BENEFICIALLY      OF THE
                       NAME                        OWNED(2)(3)    COMPANY(3)(5)
                       ----                      ---------------- -------------
   Directors (Other than Executive Officers)
     H. Jesse Arnelle...........................        12,610(4)       *
     Howard H. Baker, Jr........................        22,000(4)       *
     Pastora San Juan Cafferty..................         7,000          *
     Jerry E. Dempsey...........................       644,848          *
     James B. Edwards...........................         1,766          *
     Donald F. Flynn............................       595,581          *
     Peter H. Huizenga..........................     8,100,526         1.7
     Peer Pedersen..............................       225,586(4)       *
     James R. Peterson..........................        84,068(4)       *
     Alexander B. Trowbridge....................         2,400(4)       *
   Executive Officers(1)
     Dean L. Buntrock...........................     3,537,683          *
     Herbert A. Getz............................       122,800          *
     James E. Koenig............................       153,965          *
     D. P. Payne................................       208,853          *
     Phillip B. Rooney..........................     1,222,382          *
   All directors and executive officers as a
    group including persons named above (19
    persons)....................................    15,288,907         3.1

--------
*Less than 1 percent.
(1) Subsequent to February 1, 1996, pursuant to the Company's Non-Qualified Profit Sharing and Savings Plus Plan, Messrs. Buntrock, Payne, Rooney and all executive officers as a group acquired beneficial ownership of the equivalent of an additional 75,017, 13,448, 47,765 and 157,240 shares, respectively, of common stock of the Company in connection with their voluntary deferral of bonus payments earned under the Company's Corporate Incentive Bonus Plan.
(2) Directors and executive officers included in the group have sole voting power and sole investment power over shares listed, except (i) shares covered by options granted under the Company's stock option plans which were exercisable within 60 days of February 1, 1996; (ii) shares held pursuant to the Company's Profit Sharing and Savings Plan; (iii) Messrs. Edwards, Pedersen and Peterson, whose shares listed above include 312, 12,856 and 1,668 shares issuable upon conversion of the convertible subordinated notes due 2005 of WMX ("WMX Notes"), respectively; and (iv) Messrs. Buntrock, Dempsey, Getz, Huizenga, Koenig, Pedersen and Rooney, and all executive officers and directors as a group (including such individuals), who have shared voting and investment power over 458,418, 263,589, 42,777, 225,144, 39,837, 12,730, 65,567, and 1,110,242 shares, respectively. Such shares shown for Messrs. Buntrock, Dempsey, Huizenga, Pedersen and Rooney are held in trusts or foundations over which such individuals share voting and investment power with other co-trustees or directors of such trusts and foundations. Such shares shown for Messrs. Getz and Koenig are held jointly with their respective spouses. Ownership of shares shown for Messrs.

   Buntrock, Dempsey, Edwards, Getz, Huizenga and Rooney, and for all executive officers and directors as a group, includes shares of common stock of the Company not held directly by them but held by or for the benefit of (i) their spouses or (ii) their minor children and other children residing with them, as to which they have neither investment power nor voting power. Shares were held by or for the benefit of such spouses or children of the following persons and the executive officers and directors as a group at February 1, 1996, in the amounts indicated: Mr. Buntrock-- 42,404 (held by spouse); Mr. Dempsey--1,000 (held by spouse); Dr. Edwards-- 254 (held by spouse with 104 such shares issuable upon conversion of WMX Notes); Mr. Getz--240 (held by spouse); Mr. Huizenga--680,836 (held by spouse directly and as trustee); Mr. Rooney--101,184 (held by spouse directly and as trustee for children); and all executive officers and directors as a group (including such individuals)--825,918. Additionally, ownership of shares shown for Mr. Koenig includes 1,200 shares held by him as trustee of a family trust in which Mr. Koenig has no pecuniary interest. Each of the above named persons and the members of such group disclaim any beneficial ownership of such shares.
(3) The numbers and percentages of shares shown in the table above are based on the assumption that currently outstanding stock options covering shares of the Company's common stock which were exercisable within 60 days of February 1, 1996 had been exercised as follows: Mr. Arnelle--12,000; Mr. Baker--20,000; Mr. Buntrock--672,527; Dr. Cafferty--6,000; Mr. Dempsey-- 224,828; Mr. Flynn--87,617; Mr. Getz--77,309; Mr. Koenig--111,472; Mr.
    Payne--208,653; Mr. Rooney--679,037; and all executive officers and directors as a group (including such individuals)--2,394,016. Such persons and the members of such group disclaim any beneficial ownership of the shares subject to such options.
(4) Pursuant to the Company's Deferred Directors' Fee Plan, described below under "Outside Directors' Plans," Messrs. Arnelle, Baker, Pederson, and Peterson have also acquired beneficial ownership of the equivalent of 719, 4,318, 25,678 and 4,784 shares, respectively, of the Company's common stock through their voluntary deferral of all or a portion of their directors' fees. Pursuant to the Company's Directors' Phantom Stock Plan, described below under "Outside Directors' Plans," Messrs. Baker, Pederson, Peterson and Trowbridge have also acquired beneficial ownership of the equivalent of 10,000, 40,000, 40,000 and 40,000 shares, respectively, of the Company's common stock.
(5) The Company does not know of any person who, as of February 1, 1996, directly owned more than five percent of the Company's outstanding common stock. The Company, however, received a copy of Schedule 13G for the year ended December 31, 1995 from the person set forth in the following table. Pursuant to the aggregation and attribution rules relating to the beneficial ownership of securities promulgated under the Securities Exchange Act of 1934, as amended, the person identified below is deemed to be the beneficial owner of such shares shown because such person is the parent company of various investment management companies which exercise discretionary investment management over accounts holding such shares. No managed account alone owns five percent or more of the Company's common stock. The information presented in the following table is taken from the above-referenced Schedule 13G:

                                                         AMOUNT AND
                                                         NATURE OF    PERCENT
        TITLE OF             NAME AND ADDRESS            BENEFICIAL     OF
         CLASS              OF BENEFICIAL OWNER          OWNERSHIP     CLASS
      ------------   ---------------------------------   ----------   -------
      Common Stock   The Capital Group Companies, Inc.   25,091,160     5.2%
                     333 South Hope Street
                     Los Angeles, California 90071

OWNERSHIP OF WTI COMMON STOCK

  The following table sets forth certain information as of February 1, 1996 as to the beneficial ownership of WTI common stock by the directors, the Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 31, 1995, and by all directors and persons serving as executive officers of the Company as a group:

                                                  NUMBER OF SHARES
                                                   OF WTI COMMON    PERCENT OF
                                                 STOCK BENEFICIALLY WTI COMMON
   NAME                                            OWNED(1)(2)(3)   STOCK(2)(3)
   ----                                          ------------------ -----------
   Directors (Other than Executive Officers)
     H. Jesse Arnelle...........................            0             *
     Howard H. Baker, Jr........................            0             *
     Pastora San Juan Cafferty..................            0             *
     Jerry E. Dempsey...........................       34,336             *
     James B. Edwards...........................            0             *
     Donald F. Flynn............................       45,245             *
     Peter H. Huizenga..........................            0             *
     Peer Pedersen..............................            0             *
     James R. Peterson..........................            0             *
     Alexander B. Trowbridge....................            0             *
   Executive Officers
     Dean L. Buntrock...........................      135,000(4)          *
     Herbert A. Getz............................      240,000             *
     James E. Koenig............................      121,500             *
     D. P. Payne................................            0             *
     Phillip B. Rooney..........................      374,769             *
   All directors and executive officers as a
    group including persons named above (19
    persons)....................................      951,050             *

--------
*  Less than 1 percent.
(1) Directors and executive officers included in the group have sole voting power and sole investment power over WTI shares listed, except (i) WTI shares covered by options exercisable within 60 days of February 1, 1996;
    (ii) 10,000 WTI shares deemed to be beneficially owned by each of Messrs. Buntrock, Flynn and Rooney as a result of restricted units granted pursuant to WTI's Restricted Unit Plan for Non-Employee Directors and
    (iii) Messrs. Dempsey and Koenig, and all executive officers and directors as a group, who have shared voting and investment power over 33,336, 1,500 and 35,036 WTI shares, respectively. Such shares shown for Mr. Dempsey are held in a trust over which he shares voting and investment power, and such shares shown for Mr. Koenig are held jointly with his spouse. Such persons disclaim any beneficial ownership of the WTI shares subject to such restricted units.
(2) Excludes an aggregate of 104,621,810 WTI shares beneficially owned by the Company that may be deemed beneficially owned by Messrs. Buntrock and Rooney because each such person may be deemed to be an affiliate of the Company. Each such person disclaims any beneficial ownership of such WTI shares.
(3) The numbers and percentages of WTI shares shown in the table above are based on the assumption that currently outstanding stock options covering WTI shares which were exercisable within 60 days of February 1, 1996 had been exercised as follows: Mr. Buntrock--33,336; Mr. Getz--240,000; Mr. Koenig--120,000 and all executive officers and directors as a group (including such individuals)--393,336. Such persons and the members of such group disclaim any beneficial ownership of the shares subject to such options.
(4) Pursuant to WTI's Deferred Director's Fee Plan, Mr. Buntrock has acquired beneficial ownership of the equivalent of an additional 8,228 WTI shares through his voluntary deferral of previously accrued director's fees.

OWNERSHIP OF WM INTERNATIONAL ORDINARY SHARES

  The following table sets forth certain information as of February 1, 1996 as to the beneficial ownership of WM International ordinary shares (including ordinary shares represented by American Depositary Shares) by the directors, the Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 31, 1995, and by all directors, and persons serving as executive officers of the Company as a group:

                                       NUMBER OF SHARES          PERCENT OF
                                 OF WM INTERNATIONAL ORDINARY WM INTERNATIONAL
                                  SHARES BENEFICIALLY OWNED   ORDINARY SHARES
    NAME                                  (1)(2)(3)                (2)(3)
    ----                         ---------------------------- ----------------
   Directors (Other than
    Executive Officers)
     H. Jesse Arnelle...........                  0                   *
     Howard H. Baker, Jr........              1,000                   *
     Pastora San Juan Cafferty..                  0                   *
     Jerry E. Dempsey...........             10,000                   *
     James B. Edwards...........              4,000                   *
     Donald F. Flynn............            300,000                   *
     Peter H. Huizenga..........            550,000                   *
     Peer Pedersen..............             10,000                   *
     James R. Peterson..........                  0                   *
     Alexander B. Trowbridge....                600                   *
   Executive Officers
     Dean L. Buntrock...........            223,200                   *
     Herbert A. Getz............             40,000                   *
     James E. Koenig............            104,000                   *
     D. P. Payne................                400                   *
     Phillip B. Rooney..........            220,000                   *
   All directors and executive
    officers as a group
    including persons named
    above
    (19 persons)................          1,826,200                   *

--------
*  Less than 1 percent.
(1) Directors and executive officers included in the group have sole voting power and sole investment power over WM International shares listed, except (i) WM International shares covered by options exercisable within 60 days of February 1, 1996; and (ii) Messrs. Koenig, Payne and Trowbridge, and all executive officers and directors as a group (including such individuals), who have shared voting and investment power over 4,000, 400, 600 and 6,000 WM International shares, respectively. Such WM International shares shown for Messrs. Koenig, Payne and Trowbridge are held jointly with their respective spouses. Ownership of shares shown for Messrs. Buntrock, Dempsey and Huizenga includes WM International shares not held directly by them but held by or for the benefit of their spouses as to which they have neither investment power nor voting power. WM International shares were held by or for the benefit of such spouses of the following persons at February 1, 1996 in the amounts indicated: Mr. Buntrock--3,000; Mr Dempsey--10,000; and Mr. Huizenga--30,000. Each of the above named persons disclaim any beneficial ownership of such shares.
(2) Excludes an aggregate of 300,000,000 WM International shares beneficially owned by the Company that may be deemed beneficially owned by Messrs. Buntrock and Rooney because each such person may be deemed to be an affiliate of the Company. Excludes an aggregate of 45,000,000 WM International shares beneficially owned by WTI that may be deemed beneficially owned by Mr. Koenig because he may be deemed to be an affiliate of WTI. Each such person disclaims any beneficial ownership of such WM International shares.

(3) The numbers and percentages of WM International shares shown in the table above are based on the assumption that currently outstanding stock options covering WM International shares which were exercisable within 60 days of February 1, 1996 had been exercised as follows: Messrs. Buntrock, Flynn and Rooney--200,000 each; Mr. Getz--40,000; and Mr. Koenig--100,000; and all executive officers and directors as a group (including such individuals)--980,000. Such persons and members of such group disclaim any beneficial ownership of the shares subject to such options.

                     MEETINGS AND COMMITTEES OF THE BOARD

  The Board of Directors has, pursuant to its powers, designated several committees of the Board, including a Compensation and Stock Option Committee, an Audit Committee and a Nominating Committee, the functions and membership of which are described below. The Board of Directors held an aggregate of six regular and special meetings in 1995.

  The Compensation and Stock Option Committee is responsible for making recommendations to the Board of Directors regarding salaries and incentive bonuses to be paid to executive officers of the Company and for the administration of the Company's 1982 Stock Option Plan, as amended (the "1982 Company Plan"), and the administration of and the grant of options under the Company's 1992 Stock Option Plan (the "1992 Company Plan" and together with the 1982 Company Plan, the "Employee Plans"). The Audit Committee's functions include making recommendations to the Board of Directors on the selection of the Company's auditors, reviewing the arrangements for and scope of the independent auditors' examination, meeting with the independent auditors, the Board of Directors and certain officers of the Company to review the adequacy of internal controls and reporting, reviewing compliance with and adherence to the Company's policies on business ethics and environmental compliance and performing any other duties or functions deemed appropriate by the Board. The Nominating Committee's function is to identify and propose to the full Board nominees to fill vacancies on the Board as they occur.

  The Compensation and Stock Option Committee currently consists of Messrs. Pedersen (Chairman), Edwards, Peterson and Dr. Cafferty; the Audit Committee currently consists of Messrs. Peterson (Chairman), Arnelle, Edwards, Flynn and Trowbridge; and the Nominating Committee currently consists of Messrs. Trowbridge (Chairman), Arnelle, Baker, Flynn and Huizenga.

  During 1995, the Compensation and Stock Option Committee met five times, the Audit Committee met four times and the Nominating Committee met one time. In 1995, during the time each director served in such capacity, eleven directors attended 100% of the aggregate of the regular and special meetings of the Board of Directors and applicable committee meetings, and no director attended less than 90% of the aggregate of all meetings of the Board of Directors and applicable committee meetings.

                                 COMPENSATION

  The following table sets forth certain information with respect to compensation for services in all capacities paid by the Company and its subsidiaries for the past three years, to or on behalf of the Chairman of the Board and Chief Executive Officer of the Company at December 31, 1995, and each of the four other most highly compensated executive officers of the Company serving at December 31, 1995:

                          SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                           ANNUAL COMPENSATION                       COMPENSATION
                             --------------------------------------------------- ---------------------
                                                                                   AWARDS     PAYOUTS
                                                                                 ----------- ---------
                                                                                 SECURITIES
                                                BONUS              OTHER ANNUAL  UNDERLYING  LONG-TERM   ALL OTHER
  NAME AND PRINCIPAL                    ----------------------       COMPEN-       OPTIONS   INCENTIVE    COMPEN-
       POSITION         YEAR   SALARY      CASH    STOCK-BASED       SATION(2)   (SHARES)(4)  PAYOUTS    SATION(5)
  ------------------    ---- ---------- ---------- -----------    -------------- ----------- ---------   ---------
Dean L. Buntrock,       1995 $1,400,000 $        0 $1,792,000(1)  $437,980(1)(3)   205,505    $    0      $10,500
 Chairman and Chief     1994  1,400,000  1,120,000          0       77,420(3)      158,640         0       10,500
 Executive Officer      1993  1,400,000          0          0       78,702(3)      122,449         0          500
Phillip B. Rooney,      1995  1,000,000          0  1,141,000(1)   228,200(1)      146,789         0       10,500
 President and Chief    1994  1,000,000  1,029,280          0          --          113,314         0       10,500
 Operating Officer      1993  1,000,000          0          0          --           87,464    97,800(6)       500
James E. Koenig,        1995    517,000    420,000          0          --           62,615         0       10,500
 Senior Vice            1994    500,000    250,000          0          --           42,493         0       10,500
 President and Chief    1993    500,000          0          0          --           32,799    25,808(6)       500
 Financial Officer
D. P. Payne             1995    400,000          0    322,250(1)    64,450(1)       47,706         0        8,500
 Senior Vice President  1994    400,000          0          0          --                0         0        8,500
 -- Human Resources     1993    400,000          0          0          --                0         0          500
 and Communications
Herbert A. Getz         1995    365,000    300,000          0          --           44,725         0       10,500
 Senior Vice President, 1994    330,000    172,500          0          --           24,221         0       10,500
 General Counsel        1993    285,000          0          0          --           18,695    14,398(6)       500
 and Secretary

--------
(1) All of the amounts shown under "Bonus--Stock-Based" were deferred and are deemed to be invested in shares of the Company's common stock, and thus fully "at risk" until after retirement or other termination of employment. The deferring officers received a 20% Company match of the bonus deferred, included under "Other Annual Compensation," which vests over a four-year period and is also deemed invested and "at risk" in the same manner as the deferred bonus. See note 1 to the "Ownership of Company Common Stock" table on page 5.
(2) Excludes perquisites and other benefits, unless the aggregate amount of such compensation is at least the lesser of either $50,000 or 10 percent of the total annual salary and bonus reported for the named executive officer.
(3) Includes financial planning expenses of $68,000 paid by the Company on behalf of the named executive officer in 1993, 1994 and 1995.
(4) The numbers shown in the table above represent options for the purchase of shares of the Company's common stock granted to the named persons under the Employee Plans. The named officers also serve or served as directors or executive officers of direct or indirect subsidiaries of the Company which were publicly traded. Accordingly, during 1993, Messrs. Rooney, Koenig, Payne and Getz also received options for 150,000, 20,000, 20,000 and 20,000 Rust shares, respectively, and Mr. Payne received options for 62,696 CWM shares. Mr. Payne also received options for 22,833 CWM shares in 1994. In connection with the 1995 acquisitions by the Company of all of the publicly-held shares of Rust and CWM, such options to acquire shares of Rust and CWM, respectively, were converted into options to acquire shares of the Company. The options were granted under plans adopted by the relevant subsidiaries.

(5) Amounts of All Other Compensation are amounts contributed by the Company for fiscal years 1993, 1994 and 1995 under the Company's Profit Sharing and Savings Plan and for fiscal year 1995 under the Company's Profit Sharing and Savings Plus Plan for the persons named above.

(6) Paid pursuant to WTI's Performance Unit Plan, a long term incentive plan covering the two-year period ended December 31, 1992.

STOCK OPTIONS

  The following tables set forth certain information with respect to stock options granted to the persons named in the Summary Compensation Table during the year ended December 31, 1995. No options were granted to the persons named in the Summary Compensation Table during the year ended December 31, 1995 by CWM, Rust, WTI or WM International.

                         COMPANY OPTION GRANTS IN 1995

                                    INDIVIDUAL GRANTS
                       --------------------------------------------
                                     PERCENTAGE
                                      OF TOTAL                       POTENTIAL REALIZABLE VALUE AT
                         NUMBER OF    COMPANY                        ASSUMED ANNUAL RATES OF STOCK
                        SECURITIES    OPTIONS   EXERCISE              PRICE APPRECIATION FOR OPTION
                        UNDERLYING   GRANTED TO  PRICE                           TERM(4)
                          OPTIONS    EMPLOYEES    (PER   EXPIRATION --------------------------------
NAME                   GRANTED(1)(2)  IN 1995    SHARE)   DATE(3)   0%        5%            10%
----                   ------------- ---------- -------- ---------- --- ------------- --------------
Dean L. Buntrock          205,505       6.60     $27.25   04/03/05  $ 0 $   3,521,817 $    8,924,976
Phillip B. Rooney         146,789       4.72      27.25   04/03/05    0     2,515,579      6,374,970
James E. Koenig            62,615       2.01      27.25   04/03/05    0     1,073,057      2,719,337
D. P. Payne                47,706       1.53      27.25   04/03/05    0       817,556      2,071,847
Herbert A. Getz            44,725       1.44      27.25   04/03/05    0       766,469      1,942,384
All Stockholders as a
 group(5)                     --         --       27.25   04/03/05    0 8,301,475,760 21,037,569,469

--------
(1) The option holder has the right to pay the exercise price by delivering previously acquired shares of the Company's common stock, and to have shares withheld to satisfy tax withholding requirements in connection with the exercise of options. Such options become immediately exercisable upon a Change in Control of the Company, as defined in the option plan. Options are non-transferable other than by will or the laws of descent and distribution.
(2) Options become exercisable in three equal cumulative annual installments commencing April 3, 1996.
(3) Options have a term of ten years, subject to earlier termination in certain events related to termination of employment.
(4) The amounts under the columns labeled "5%" and "10%" are included by the Company pursuant to certain rules promulgated by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the price of the Company's stock. Such amounts are based on the assumption that the named persons hold the options granted for their full term. The actual value of the options will vary in accordance with the market price of the Company's common stock. The column headed "0%" is included to demonstrate that the options were granted at fair market value and optionees will not recognize any gain without an increase in the stock price, which increase benefits all stockholders commensurately.
(5) Based upon the price of the Company's stock and the total shares outstanding as of the date of grant, if the price of the Company's common stock increased at the 5% or 10% rates shown in the table above, stockholders as a group would realize aggregate gains (excluding dividends) in the amounts shown above during the period from grant date to the April 3, 2005 option expiration date.

  The following table sets forth certain information as to each exercise of stock options during the year ended December 31, 1995 by the persons named in the Summary Compensation Table and the fiscal year-end value of unexercised options:

      AGGREGATED OPTION EXERCISES IN 1995 AND 1995 YEAR-END OPTION VALUE

                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                          SHARES                     OPTIONS AT         IN- THE-MONEY OPTIONS AT
                         ACQUIRED                 DECEMBER 31, 1995         DECEMBER 31, 1995(1)
                            ON       VALUE    ------------------------- -------------------------
NAME                     EXERCISE REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     -------- ----------- ----------- ------------- ----------- -------------
Dean L. Buntrock
 Company Options........     --         --      578,830      392,399     $ 173,182    $860,126
 WTI Options............     --         --       33,336            0       261,584           0
 WM International
  Options...............     --         --      200,000            0             0           0
Phillip B. Rooney
 Company Options........     --         --      584,057      312,527       123,703     614,373
 WM International
  Options...............     --         --      200,000            0             0           0
James E. Koenig
 Company Options........   6,050    $44,429      88,435      105,429        58,343     249,315
 WTI Options............     --         --      120,000            0       941,628           0
 WM International
  Options...............     --         --      100,000            0             0           0
D. P. Payne
 Company Options........     --         --      179,727      106,635       140,898     401,060
Herbert A. Getz
 Company Options........  10,746     78,915      59,264       74,314        26,442     164,694
 WTI Options............     --         --      240,000            0     1,883,256           0
 WM International
  Options...............     --         --       40,000            0             0           0

--------
(1) Market value less exercise price, before payment of applicable income taxes.

LONG TERM INCENTIVE PLAN AWARDS

  The following table sets forth certain information as to awards under the WMX Technologies, Inc. Long Term Incentive Plan (the "LTIP") with respect to the year ended December 31, 1995 to the persons named in the Summary Compensation Table:

                                     PERFORMANCE    ESTIMATED FUTURE PAYOUTS
                         NUMBER OF     OR OTHER    UNDER NON-STOCK PRICE BASED
                       SHARES, UNITS PERIOD UNTIL           PLANS(3)
                         OR OTHER     MATURATION  -----------------------------
NAME                     RIGHTS(1)   OR PAYOUT(2) THRESHOLD  TARGET   MAXIMUM
----                   ------------- ------------ --------- -------- ----------
Dean L. Buntrock......       --        3 years    $700,000  $700,000 $2,100,000
Phillip B. Rooney.....       --        3 years     500,000   500,000  1,500,000
James E. Koenig.......       --        3 years     200,000   200,000    600,000
D. P. Payne...........       --        3 years     160,000   160,000    480,000
Herbert A. Getz.......       --        3 years     132,000   132,000    396,000

--------
(1) Awards consist of the designation of target percentages of annual salary at the end of the performance period to be paid if the Company achieves certain performance objectives. No payout occurs unless the Company achieves certain threshold performance objectives. Above the threshold, payouts may be greater than the target percentage to the extent that the Company's performance exceeds or fails to meet the target objectives specified in the plan. Payouts under the LTIP are based on the rank of the Company's total stockholder return (stock price appreciation plus reinvested dividends) among the total stockholder returns of the companies that comprise the Dow Jones Industrial Average over the performance period.

(2) The performance period includes calendar years 1995, 1996 and 1997.
(3) At the end of the performance period, an amount equal to 50% of the performance award, if any, is to be paid in cash, and the remaining 50% is to be deemed to be invested in common stock of the Company. The participant is entitled to receive the value of such deemed investment on the date three years after the end of the performance period; provided that the participant is an officer of the Company or one of its subsidiaries on that date. Estimated future payouts were calculated using 1995 salaries, assume that a performance award will be earned at the levels shown, and do not reflect any possible subsequent increase or decrease in the value of the portion of the award which would be required to be deferred under the terms of the plan.

PENSION AND RETIREMENT PLANS

  The following table sets forth estimated annual benefits payable upon retirement under the Company's Pension Plan and its Supplemental Executive Retirement Plan ("SERP") to employees of the Company in specified remuneration and years of service classifications. For purposes of the following table, it is assumed that the five executive officers named in the cash compensation table are eligible for the SERP benefits and that each such officer's annualized Final Average Compensation (as defined below) will be equal to his average annual compensation for the three years ended December 31, 1995.

                              PENSION PLAN TABLE

                                       YEARS OF SERVICE(2)(3)
                      ---------------------------------------------------------
   REMUNERATION(1)       15       20       25       30        35         40
   ---------------    -------- -------- -------- -------- ---------- ----------
   $  400,000........ $ 90,000 $120,000 $150,000 $180,000 $  210,000 $  240,000
      500,000........  112,500  150,000  187,500  225,000    262,500    300,000
      600,000........  135,000  180,000  225,000  270,000    315,000    360,000
      700,000........  157,500  210,000  262,500  315,000    367,500    420,000
      800,000........  180,000  240,000  300,000  360,000    420,000    480,000
      900,000........  202,500  270,000  337,500  405,000    472,500    540,000
    1,000,000........  225,000  300,000  375,000  450,000    525,000    600,000
    1,100,000........  247,500  330,000  412,500  495,000    577,500    660,000
    1,200,000........  270,000  360,000  450,000  540,000    630,000    720,000
    1,300,000........  292,500  390,000  487,500  585,000    682,500    780,000
    1,400,000........  315,000  420,000  525,000  630,000    735,000    840,000
    1,500,000........  337,500  450,000  562,500  675,000    787,500    900,000
    1,600,000........  360,000  480,000  600,000  720,000    840,000    960,000
    1,700,000........  382,500  510,000  637,500  765,000    892,500  1,020,000
    1,800,000........  405,000  540,000  675,000  810,000    945,000  1,080,000
    1,900,000........  427,500  570,000  712,500  855,000    997,500  1,140,000
    2,000,000........  450,000  600,000  750,000  900,000  1,050,000  1,200,000

--------
(1) Upon normal retirement at age 65 or after completing five years of participation in the Company's Pension Plan, whichever is later, a participant is entitled to a pension based on the average of the participant's eligible compensation for the highest five consecutive years out of his or her last 10 years of service. For this purpose, a participant's eligible compensation generally includes all of his or her cash compensation, subject, in 1995, to the statutory maximum of $150,000. The annual lifetime benefit is equal to (i) 1% of average eligible compensation, multiplied by (ii) the number of his or her years of service, and, for a participant retiring at age 65 with 10 years of service, may not be less than $100 per month. Under the SERP, eligible participants who retire following age 60, or retire with at least 30 years of service, are entitled to a monthly benefit equal to (i) 1.5% of the participant's Final Average Compensation per year of service (Final Average

   Compensation is the monthly average compensation of such participant for the highest three consecutive calendar years out of his or her last 10 calendar years of service), reduced by (ii) the amount of such participant's monthly benefit under the Pension Plan. Compensation used for calculating benefits under the SERP includes only the participant's salary and annual incentive bonus. Eligible participants are those officers who have served in such capacities for at least 10 years at the time of retirement. Payment of benefits under the SERP is made on the same basis as payments under the Pension Plan, and both plans provide for reduced payouts in the event of early retirement.
(2) At December 31, 1995, the credited years of service for Messrs. Buntrock, Rooney, Koenig, Payne and Getz were 40, 27, 19, 5 and 13, respectively.
(3) Benefits shown are computed on a straight-life annuity basis at normal retirement age. Provision is made for payment of pensions in joint and survivor form and in various other forms and at other times, on an actuarially equivalent basis. Benefits are not subject to reduction for social security benefits.

COMPENSATION OF DIRECTORS

  Each member of the Board of Directors of the Company who is not an employee of the Company is paid an annual fee of $45,000. Such directors also receive $1,000 for each meeting they attend of each Committee of the Board of which such directors are members. The Company maintains a major medical expense insurance policy which is available to all directors of the Company. The policy covers the medical and dental expenses of the directors in excess of the coverage provided by the director's primary health insurance program. In addition, the Company paid Alexander B. Trowbridge, who is a director of the Company, $30,000 in 1995 for consulting services relating to marketing and government affairs projects, pursuant to a consulting agreement. Such agreement was terminated as of December 31, 1995.

OUTSIDE DIRECTORS' PLANS

  The Company has two unfunded deferred compensation plans for non-employee members of its Board of Directors. Under the Deferred Directors' Fee Plan, such directors may make an irrevocable election annually to defer receipt of all or a portion of the directors' fees payable to them until termination of their membership on the Board of Directors. Such deferred amounts are deemed to be invested in the Company's common stock or, at the election of the director, in the common stock of any of the Company's majority-owned public subsidiaries, and during the period of deferral, such deferred amounts are credited with the dividends or stock splits that would be received had such investment actually been made. Upon termination of the director's service, the common stock deemed reflected by his or her deferred account is deemed to be sold, and the deemed proceeds of such sale (or an amount equal to the amount originally deferred, if greater) will be distributed to the director in cash, in a lump sum or installments. Under a similar plan maintained by WTI, Mr. Buntrock has deferred fees for services rendered as a director of WTI prior to the Company's acquisition of a majority interest of WTI in September 1990.

  Under the Directors' Phantom Stock Plan, certain non-employee directors received a one-time grant of 5,000 Phantom Shares at the time of adoption of such plan or at the time they first became directors. Each of such Phantom Shares was initially deemed to be equal in value to one share of the Company's common stock at the time of award. Phantom Shares are credited to a bookkeeping account which is adjusted to reflect stock (but not cash) dividends or stock splits which would be received with respect to an equivalent number of shares of the Company's common stock. Upon termination of the director's service, the director is paid an amount in cash, in a lump sum or installments, for each Phantom Share then credited to his or her account, equal to the then difference between the market price of the Company's common stock at the time of award and the average closing prices of one share of the Company's common stock on the New York Stock Exchange Composite Tape for the most recent 10 consecutive trading days immediately preceding such termination. In 1991, the Company's Board of Directors terminated its authority to make additional grants under the Directors' Phantom Stock Plan.

STOCK OPTION PLANS FOR NON-EMPLOYEE DIRECTORS

  The 1992 Stock Option Plan for Non-Employee Directors (the "Directors Plan") of the Company provides for the awards of options covering an aggregate of 150,000 shares of the Company's common stock. Each director of the Company who is neither an officer nor full-time employee of the Company or any of its subsidiaries, upon election or appointment to the Board of Directors, is granted an option to purchase a total of 15,000 shares of the Company's common stock at the fair market value of the stock at the time of grant. All options under the Directors Plan are for a term of 10 years from the date of grant and become exercisable with respect to 20% of the total number of shares subject to the option six months after the date of grant and with respect to an additional 20% at the end of each 12-month period thereafter on a cumulative basis during the succeeding four years.

  Under the Directors Plan, in the event that the Company's shares of common stock are changed by a stock dividend, split or combination of shares, or a merger, consolidation or reorganization with another company in which holders of the Company's common stock receive other securities, or any other relevant change in the capitalization of the Company, a proportionate or equitable adjustment will be made in the number or kind of shares subject to unexercised options or available for options and in the purchase price for shares. If an option expires or is terminated or cancelled unexercised as to any shares, such released shares may again be optioned (including a grant in substitution for a cancelled option). Shares subject to options may be made available from unissued or reacquired shares of common stock.

  Options are not transferable by the optionee otherwise than by will or the laws of descent and distribution. Options terminate if the optionee ceases to be a director of the Company for any reason other than death, permanent disability, resignation or retirement. If the optionee ceases to be a director because of death or permanent disability, the optionee or his heirs, legatees or legal representative may exercise the option in full at any time during its term within three months after the date of termination. In the event of resignation or retirement, an option may be exercised by the optionee (or if he dies within three months after such termination, by his heirs, legatees or legal representative) at any time during its specified term prior to three months after the date of such resignation or retirement, but only to the extent it was exercisable at the date of such resignation or retirement.

  Prior to January 1, 1992, upon election to the Board of Directors non-employee directors received options for 10,000 shares under the Company's 1981 Stock Option Plan for Non-Employee Directors (the "1981 Plan"), the terms of which are substantially similar to the Directors Plan. No person who is the holder of an option granted under the 1981 Plan or the Employee Plans or who has purchased shares upon the exercise of such an option is eligible for a grant of options under the Directors Plan.

DIRECTORS' CHARITABLE ENDOWMENT PROGRAM

  The Company maintains the Directors' Charitable Endowment Program pursuant to which the Company has purchased life insurance policies on members of the Board of Directors. Under the program, death benefits will be paid to the Company, and the Company in turn will donate such death benefits (up to $100,000 for each year of service on the Company's Board of Directors, subject to a $1,000,000 limit) to one or more charitable organizations recommended by the director. Directors derive no financial benefit from this program because all charitable deductions accrue solely to the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation and Stock Option Committee of the Company's Board of Directors consisted during 1995 of Messrs. Pedersen (Chairman), Baker (until September 13, 1995), Edwards, Peterson and Dr. Cafferty. Mr. Pedersen is Chairman of the Board of the law firm of Pedersen & Houpt, P. C. Mr. Baker is a member of the law firm of Baker, Donelson, Bearman & Caldwell. The Company has utilized, and currently anticipates that it may continue to utilize, the services of such firms. For 1995, the professional fees received by such firms from the Company were no more than approximately 1% of such firms' gross revenues. In 1995, Mr. Buntrock served on the Compensation Committees of the Boards of Directors of CWM, WTI and Rust. Mr. Rooney, who is an executive officer of WTI and Rust, serves as a director of the Company.

      In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the captions "Report of the Compensation and Stock Option Committee" and "Company Stock Performance" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

  The compensation of the Company's executive officers is determined by the Compensation and Stock Option Committee (the "Compensation Committee") of the Board of Directors. Each member of the Compensation Committee is a director who is not an employee of the Company or any of its affiliates.

GENERAL POLICIES

  The Company's compensation programs are intended to enable the Company to attract, motivate, and retain the management talent required to achieve aggressive corporate objectives in a rapidly changing and technology-based industry, and thereby increase stockholder value. The Company's policy is to provide incentives to its senior management to achieve both short-term and long-term objectives and to reward exceptional leadership, performance and contributions to the development of the Company's business.

  To attain these objectives, the Company's executive compensation program includes a substantial incentive component (approximately one-half to two-thirds of total targeted compensation) which is "at risk" based on the performance of the Company's business, in substantial part as reflected in the achievement of pre-determined financial or other performance goals and, in the case of Dean L. Buntrock, the Company's Chairman and Chief Executive Officer, and Phillip B. Rooney, the Company's President, based on furthering the Company's environmental principles. As an executive officer's level of management responsibility increases, a greater portion of his or her potential total compensation depends upon the performance of the Company or one or more of its business units as measured by objective standards over one or more years.

  Also for the purpose of directly aligning their interests with the long-term financial interests of the Company's stockholders, many of the Company's employees, including its executive officers, are eligible to be granted stock options periodically. The Company has also adopted a stock ownership policy and a deferred compensation program to encourage officer investment in the Company. See "Stock Ownership and Deferred Compensation Programs" below.

  In assessing the competitiveness of the overall compensation and individual compensation components of the Company's executive officers, the Compensation Committee considers data from surveys of and comparisons to other companies. As to the Company's most senior executive officers, the Compensation Committee reviews primarily compensation data for a group of comparator companies compiled with the assistance of the Company's independent compensation consultant (the "Comparator Companies"). While the Comparator Companies include several which also are included in the waste industry index shown in the performance graph included elsewhere in this proxy statement, they were selected primarily because their size (between $3.5 and $14.6 billion in annual revenue) and operating and financial characteristics make it likely that they will compete for the services of executives who have experience and skills similar to those which the Company requires. The Company's annual revenue for 1994 placed it in the middle group of the Comparator Companies. For several executive officers (not including Messrs. Buntrock or Rooney), the Compensation Committee did not believe that sufficient information was publicly available as to the Comparator Companies for comparison to such officers' positions. Accordingly, in making compensation comparisons as to such officers, the Compensation Committee also reviewed published survey data provided by the Company's compensation consultant. References in this report to the Comparator Companies include such survey data furnished by the Company's compensation consultant.

  Under the Omnibus Budget Reconciliation Act of 1993, compensation paid to certain executive officers of the Company in excess of $1 million in 1995 and subsequent years may be non-deductible for federal income tax purposes unless the compensation qualifies as "performance-based" compensation or is otherwise exempt under the law and Internal Revenue Service regulations. The Company's policy is to seek to structure its executive officer incentive compensation to qualify as "performance-based" compensation so as to attempt to preserve its deductibility for federal income tax purposes. Accordingly, approval by the Company's stockholders of the WMX Technologies, Inc. Corporate Incentive Bonus Plan (the "Annual Plan") and the WMX Technologies, Inc. Long Term Incentive Plan (the "Long Term Plan") was obtained at the Company's 1995 annual meeting of stockholders. This tax law and the regulations pertaining thereto are subject to substantial uncertainties and there can be no assurance that compensation paid under such plans will continue to be deductible for federal income tax purposes. The Compensation Committee may also determine in any year in light of all applicable circumstances that it would be in the best interests of the Company for awards to be paid under such plans or otherwise in a manner that would not satisfy the requirements of such tax law and regulations for deductibility.

COMPENSATION OF EXECUTIVE OFFICERS GENERALLY

RELEVANT FACTORS

  The Compensation Committee annually establishes the base salaries, subject to the approval of the Board of Directors, and incentive compensation terms which will be paid to the Company's executive officers during the coming year. In setting compensation, the Compensation Committee generally takes into account a number of factors, including the Company's results of operations and other Company performance measures, competitive compensation data, comparisons of salaries, incentive compensation terms and responsibilities among the Company's executive officers, the desired proportion of incentive compensation in the officer's total compensation package and qualitative factors bearing on an individual's experience, responsibilities, management and leadership abilities and job performance. The Compensation Committee does not generally expressly assign greater weight to any one or more such factors than to others.

  In making its decisions on 1995 compensation, the Compensation Committee did not target officer base salaries or total compensation at any specific point in the range of salaries or the total compensation paid by the Comparator Companies. However, the Compensation Committee believed that the base salary to be paid in 1995 to Mr. Buntrock was, reflecting his substantial industry experience, long tenure in his position and the size of the Company, generally at the higher end of the range to be paid by the Comparator Companies. Salaries for 1995 to be paid to the Company's other executive officers were expected to vary both above and below the average of the salaries of the Comparator Companies' officers.

1994 COMPANY PERFORMANCE AND MANAGEMENT INITIATIVES

  In the process of determining 1995 compensation for the Company's executive officers, the Compensation Committee considered a number of factors showing substantial improvement in the Company's overall 1994 corporate performance compared to 1993. The Company's revenue and earnings per share (excluding the effect of special items per share of $.60 in 1993 and $.01 in 1994) increased 10.5% and 6.5%, respectively, over 1993. These results reflected substantially improved performance relative to the Company's operating budgets, as compared with 1993, and were substantially in line with the expectations of leading industry analysts. The Compensation Committee noted in particular that the Company's performance was highlighted by progress in the Company's Waste Management, Inc. solid waste operations and was achieved despite continuing deterioration in the market for the Company's hazardous waste services operations. The Compensation Committee believed that management had taken significant action to reposition the Company's hazardous waste services operations in light of the difficult market conditions.

  The Compensation Committee also considered the Company's performance as shown by several other performance measures. Compared to the performance results of the Comparator Companies, the Company's one-year and three-year measurements of return on equity and return on assets placed the Company between the 50th and 75th percentiles, and the one-year and three-year return on sales placed the Company above the 75th percentile, although the Company's one-year and three-year total shareholder return placed it below the Comparator Companies' 50th percentile.

  Also among management's accomplishments, in the view of the Compensation Committee, were the generation of substantially increased cash flow during 1994 and conducting an extensive review of the Company's overall strategy and corporate structure.

SALARY

  Except in the case of three officers as noted below, the Compensation Committee did not grant base compensation increases to the Company's executive officers for 1995. This decision was made in part on the basis of a recommendation from Mr. Buntrock that, in light of the then-current level of the Company's common stock price, salary increases not be made generally for the Company's executive officers and in part on the basis of Comparator Company data showing that a salary increase for most of the executive officers was not necessary to maintain overall competitive compensation for them. However, the Compensation Committee granted three executive officers salary increases for 1995 averaging 5.6% based on their individual circumstances.

INCENTIVE COMPENSATION PLANS

  The Compensation Committee also administers the Company's incentive compensation plans in which the executive officers participate. In doing so, the Compensation Committee considers the Company's results of operations and other Company performance measures and management's plans for the Company's growth and profitability and achievement of strategic goals, determines the corporate performance criteria to be used for the determination of incentive compensation awards, and fixes the levels of target and maximum awards for participants and the minimum level of attainment of performance objectives necessary for awards to be made under each incentive compensation plan. The Company has typically had in effect at any one time both an annual and multi-year incentive compensation plan, as well as a stock option plan.

 Annual Plan

  For 1995, each of the Company's executive officers was a named participant in the Company's Annual Plan. Under the Annual Plan, target awards for such officers ranging from 30% to 80% of the participant's salary at year end were payable depending upon the extent to which the Company achieved its budgeted earnings per share or, in the case of three executive officers, in part upon the extent to which a business unit of the Company achieved its budgeted pre-tax income. The Compensation Committee was authorized to select one or a combination of such performance or other criteria to apply to each executive officer. The maximum incentive bonus in each case was set at an amount equal to twice the amount of a participant's target bonus. The Annual Plan also provided that no payment under the Annual Plan was to be made to Messrs. Buntrock or Rooney if the Compensation Committee determined that he had not furthered the implementation of the Company's environmental principles.

  Except in the case of three executive officers whose Annual Plan participation for 1995 was based in part on the performance of the Company's Waste Management, Inc. business unit, the level of attainment of the Company's budgeted earnings per share was selected as the Annual Plan performance criterion for 1995, as was the case for 1994. For most executive officers (including Mr. Buntrock), the target awards and other aspects of the Annual Plan applicable for 1995 were the same as in 1994. The bonuses actually paid by the Company or earned but deferred for 1995 are set forth in the "Summary Compensation Table" above.

 Long Term Plan

  Under the Long Term Plan, the Compensation Committee determines participants' target awards as a percentage of the participant's salary at the end of each performance period, which normally lasts for three years. The target award would be payable depending on the Company's total return to stockholders compared to that of the 30 companies comprising the Dow Jones Industrial Average (the "DJIA") during the performance period. Total return to stockholders is defined for this purpose as the sum of price appreciation plus reinvested dividends over the performance period, divided by the share price at the beginning of the period. Under the Long Term Plan, participants will be paid target awards if the Company's total stockholder return places it at a percentile ranking selected by the Compensation Committee in relation to the DJIA companies. The percentage of the target awards to be paid will vary upwards to 300% of the target award if the Company's total stockholder return places it at a higher percentile ranking in relation to the DJIA companies and downwards to 100% of the target award if the Company's total stockholder return places it at a specified minimum ranking. If the Company's total stockholder return places it below the specified minimum ranking in relation to the DJIA companies, then no award is to be paid for the relevant performance period.

  The Long Term Incentive Plan also mandates that the payment of one-half of any award otherwise payable at the end of a performance period be deferred for an additional three-year period. During the deferral period, such amount is to be deemed invested in shares of the Company, subject to increase or decrease in value over the deferral period. The purpose of the deferral is to provide an additional incentive to officers, who forfeit deferred amounts if they leave the Company during the deferral period, to remain with the Company and an additional linkage between compensation and long term Company performance.

  Payments, if any, are to be made under the Long Term Plan only following the end of each performance period. During 1995, there were three ongoing performance periods, 1993 through 1995 (which has expired without there being any awards payable for the performance period), 1994 through 1996 and 1995 through 1997. For the 1995 through 1997 performance period, the Company's executive officers were again named as plan participants having the same target award participations as had been approved in 1994 for the 1994 through 1996 performance period. The Compensation Committee intends to name, on an annual basis, certain of the Company's executive officers as participants in the Long Term Plan for successive three-year performance periods ending on December 31, 1998 and subsequent years. No payments have been made to date under the Long Term Plan.

 Stock Options

  Stock options are granted to key employees, including the Company's executive officers, by the Compensation Committee under the WMX Technologies, Inc. 1992 Stock Option Plan (the "1992 Plan"). Among the Company's executive officers, the number of shares subject to options granted to each individual generally depends upon his or her base salary and the level of that officer's management responsibility. The largest grants are awarded to the most senior officers who, in the view of the Compensation Committee, have the greatest potential impact on the Company's profitability and growth. These officers typically receive grants each year determined by dividing percentages of the officers' salaries, which percentages currently range from 150% to 400%, by the market price of the Company's stock at the time of grant. The Compensation Committee generally intends stock option grants to constitute approximately one-half of the officers' total targeted "at risk" compensation. All options under the 1992 Plan are non-qualified stock options which are granted at an exercise price equal to 100% of fair market value on the date of grant. These options typically have a term of ten years and become exercisable in cumulative increments of one-third of the total number of shares subject to the option during each of the first three years of the option term.

  Executive officers of the Company who serve as directors or executive officers of WTI or WM International, both of which are subsidiaries of the Company, are also eligible to participate in stock option plans maintained by those companies. During 1995, none of the Company's executive officers received grants of stock options under such stock option plans. In making stock option grants to the Company's executive officers, the Compensation Committee considers prior grants made to them under both the Company's plan and subsidiaries' plans.

  The 1995 option grants awarded to several of the Company's executive officers who were selected to serve on its Management and Executive Committees, as reconstituted in 1995, were increased over 1994 by an amount equal to 100% of base salary. This action recognized the overall responsibility of the members of these committees and was intended to increase the "at risk" proportion of such officers' total compensation packages. The Compensation Committee believed that the increased option grant was consistent with the Comparator Companies' targeted total compensation and targeted total long-term incentive compensation. The Compensation Committee also considered data showing that the Company's targeted long-term incentive compensation as a percentage of base salary is generally lower than the median and average percentages for the Comparator Companies.

STOCK OWNERSHIP AND DEFERRED COMPENSATION PROGRAMS

  In 1995, the Company instituted an officer stock ownership program. Under the program, Company officers are expected to acquire and maintain specified levels of ownership of stock of the Company and its publicly held subsidiaries, ranging from total stock value of one and one-half times salary for certain officers to five times salary in the case of Messrs. Buntrock and Rooney. Also in 1995, the Company adopted a deferred compensation program whereby Company officers are encouraged to defer payments under the Annual Plan into an unfunded investment account that tracks the performance of the Company's stock. Officers who participate have their deferral investment "matched" by a 20% credit to the officer's deferral account, subject to vesting requirements. The value of the deferral accounts is subject to increase or decrease in accordance with Company stock price movements and hence is fully "at risk." The deferral generally continues for so long as the officer is an employee of the Company and thereby effectively commits the participating officers to an equity investment in the Company for the duration of their careers with the Company.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  In considering the compensation for 1995 of Mr. Buntrock as the Company's Chief Executive Officer, the Compensation Committee evaluated the Company's 1994 performance as discussed above under "1994 Company Performance and Management Initiatives," in addition to the factors discussed below as to several components of his compensation. Based on the Comparator Company data presented to it, the Compensation Committee believed that if the target awards described below under the Company's incentive compensation plans were to be achieved, the total compensation of the Company's Chief Executive Officer for 1995 would be slightly above the 75th percentile of the range of total compensation paid to Comparator Company chief executive officers.

SALARY

  In determining the 1995 base compensation of Mr. Buntrock, the Compensation Committee made particular note of several considerations, which are presented below.

  The Compensation Committee considered the Company's financial achievements in 1994 and the initiation and guidance of the Company's strategic review project under the overall leadership of Mr. Buntrock. These matters are addressed above under "1994 Company Performance and Management Initiatives."

  The Compensation Committee also considered the data furnished by the Company's compensation consultant concerning Mr. Buntrock's compensation relative to that of the chief executive officers of the Comparator Companies. The report concluded that Mr. Buntrock's proposed 1995 salary would be within the bounds of reasonableness for a company targeting salary at a median level.

  Finally, the Compensation Committee took note that Mr. Buntrock had expressed dissatisfaction with the Company's common stock price performance and, in that light, had requested, for the third consecutive year, that he not be granted a base compensation increase. The Compensation Committee believed that Mr. Buntrock's achievements and the levels of Comparator Company chief executive officer base compensation would justify an appropriate salary increase. Nevertheless, based on Mr. Buntrock's request, the Compensation Committee determined not to increase Mr. Buntrock's base compensation for the year 1995.

INCENTIVE COMPENSATION PLANS

 Annual Plan

  For 1995, the Compensation Committee awarded Mr. Buntrock a target Annual Plan participation of 80% of his 1995 salary, the same target participation level as had been awarded to Mr. Buntrock for 1994. This target participation was expected, if achieved, to place Mr. Buntrock at approximately the median of the target annual bonuses of the Comparator Companies and slightly above the Comparator Company 75th percentile targeted total cash and targeted total compensation. As in 1994, any payment to Mr. Buntrock under the Annual Plan for 1995 was made contingent on a finding that he has furthered the Company's environmental principles.

 Long Term Plan

  Under the Company's Long Term Plan, for the performance period ending December 31, 1997, the Compensation Committee awarded Mr. Buntrock a target award of 50% of his salary as of the end of such period, the same as his preceding year's Long Term Plan award. The Compensation Committee's selection of the 50% participation level for Mr. Buntrock reflects the Company's compensation practices, under which incentive compensation under the Long Term Plan, together with the Annual Plan and stock options, is to comprise between one-half and two-thirds of total targeted compensation for Mr. Buntrock. The Compensation Committee also considered the level of awards typically made by the Company and data as to long-term compensation awards by the Comparator Companies, which showed Mr. Buntrock's targeted total long-term incentive compensation to be between the Comparator Companies' 50th and 75th percentiles. As noted above, no payment will be made to Mr. Buntrock, if ever, until the completion of the relevant performance period and the Company's achievement of the required performance criterion. In this regard, the 1993-1995 performance period under the Long Term Plan has ended with no award being paid to Mr. Buntrock or any other participating officers.

 Stock Options

  The Compensation Committee's 1995 grant of options to Mr. Buntrock under the 1992 Plan was determined by dividing four times Mr. Buntrock's base compensation by the option exercise price, which was the fair market value of a share of the Company's common stock as of the date of grant. This grant represented a one-third increase over Mr. Buntrock's 1994 stock option grant, an increase which was made in connection with the reorganization of the Company's Management and Executive Committees and in light of the Compensation Committee's view of the appropriate level of long-term incentive compensation for Mr. Buntrock. See "Incentive Compensation Plans--Stock Options" above. In selecting this stock option formula, the Compensation Committee considered again both the goal of maintaining incentive compensation as a substantial portion of Mr. Buntrock's targeted total compensation and Comparator Company data as to targeted long-term incentive compensation.

                             Peer Pedersen, Chairman
                             Howard H. Baker, Jr.
                             Pastora San Juan Cafferty
                             James B. Edwards
                             James R. Peterson

                           COMPANY STOCK PERFORMANCE

  The following graph and table compare the yearly percentage change in the cumulative total returns on the Company's common stock, the Standard & Poors 500 Stock Index and the Smith Barney Solid Waste Index (in each case assuming dividend reinvestment):

                    COMPARISON OF 5-YEAR CUMULATIVE RETURN
              VS. S&P 500 AND SMITH BARNEY SOLID WASTE INDICES(1)

                       [PERFORMANCE GRAPH APPEARS HERE]

                                       1990   1991   1992   1993   1994   1995
    --------------------------------------------------------------------------
      The Company                      $100   $122   $117   $ 79   $ 80   $ 93
    --------------------------------------------------------------------------
      S&P 500 Index                     100    131    140    155    157    215
    --------------------------------------------------------------------------
      Smith Barney Solid Waste Index    100    107     98     74     77     88

--------
(1) Assumes $100 invested on December 31, 1990 in Company common stock, the S&P 500 Index and the Smith Barney Solid Waste Index. Historical results are not necessarily indicative of future performance.

                             CERTAIN TRANSACTIONS

  When an option is exercised by an optionee under the Employee Plans or WTI's stock option plans at a time when the fair market value of the underlying stock exceeds the option exercise price, the difference is treated as ordinary income to the optionee for income tax purposes and the company which issued the options is entitled to a deduction equal to such amount. To facilitate an optionee's purchase of stock upon exercise of such options, the Company and WTI have each adopted a policy of making available interest-free loans, in an amount up to the equivalent of all applicable tax withholding requirements, to optionees whose exercise of options results in ordinary income to them in excess of $10,000. All such loans normally are required to be repaid not later than April 15 in the year following the year in which such loans were made, unless otherwise extended. The due date for such loans made in 1993 by the Company was extended to December 31, 1994. The largest aggregate amounts of such loans from the Company and WTI in excess of $60,000 pursuant to such policy which were outstanding to the directors and executive officers of the Company since January 1, 1995 were as follows: Mr. Getz--$67,227. Such loan remained outstanding at March 15, 1996.

  The Company and WTI also each makes available to optionees interest-free loans for a period not to exceed 15 days to facilitate the exercise of options and the sale of the underlying stock. The largest aggregate amounts of such loans from the Company and WTI in excess of $60,000 which were outstanding to the directors and executive officers of the Company since January 1, 1995 were as follows: Mr. Trowbridge--$143,908; Mr. Getz--$232,480; Joseph M. Holsten-- $161,251; Mr. Koenig--$196,865; Donald A. Wallgren--$143,331. Such loans have been repaid and are not outstanding as of March 15, 1996.

  The Company has entered into an employment agreement with Phillip B. Rooney under which Mr. Rooney will be paid a minimum annual salary of $425,000 as President of the Company. Mr. Rooney also is eligible to receive annual bonuses and all benefits generally available to executives of the Company. The term of Mr. Rooney's employment under the agreement continues through August 31, 2000 and is automatically extended on each anniversary date for a period of five years from such anniversary date unless either party gives written notice of termination prior to the anniversary date. Upon the death or permanent disability of Mr. Rooney, the Company will pay annually 100% of his then current annual salary (including bonuses) for the balance of the term of the agreement. If the Company breaches or terminates the agreement or reduces the nature and scope of Mr. Rooney's authority and duties, it will continue to pay him for five years unless the termination was for cause, in which case its obligations under the agreement cease. In the event of a change in control of the Company, Mr. Rooney may elect to terminate the agreement and receive a lump sum payment of three times his average annual compensation (including bonuses) over the immediately preceding five years, which amount will be increased should an excise tax be imposed on him because of the payment. Were a change in control of the Company to have occurred on December 31, 1995 and if Mr. Rooney's employment with the Company were terminated as provided in the employment agreement, it is estimated that Mr. Rooney would have been eligible to receive approximately $4,805,500 (assuming no increase for any excise tax). During the term of the agreement, Mr. Rooney has agreed not to compete with the Company or its subsidiaries.

  In connection with his transfer from CWM, where he was President, to the Company, the Company has entered into an employment agreement with D. P. Payne under which Mr. Payne will be paid a minimum annual salary of $400,000. Mr. Payne also is eligible to receive annual bonuses and all benefits generally available to executives of the Company. The term of Mr. Payne's employment under the agreement continues through December 31, 1999. Upon the death or permanent disability of Mr. Payne, the Company will pay his then current salary (including bonuses accrued as of the date of termination) for the balance of the calendar year in which such death or disability occurs but in no event for less than 180 days. If the Company terminates the agreement, it will continue to pay him an amount equal to his base salary until the end of the term of the agreement plus any unpaid but fully accrued annual bonus for the prior calendar year payable under the Annual Plan, unless the termination was for cause, in which case its obligations under the agreement cease. During the term of the agreement and for two years after the termination of the agreement, Mr. Payne has agreed not to compete with the Company or its subsidiaries.

            PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of Arthur Andersen LLP as independent auditors for the Company for 1996, subject to ratification by the stockholders. If the stockholders do not ratify the selection of Arthur Andersen LLP, the Board of Directors will reconsider the selection of independent auditors.

  Arthur Andersen LLP has served as the Company's independent auditors since 1969. Representatives of Arthur Andersen LLP will be present at the 1996 annual meeting of stockholders, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR' THIS PROPOSAL. The affirmative vote of the holders of a majority of shares present in person or by proxy and entitled to vote at the meeting is necessary to adopt the proposal.

                             STOCKHOLDER PROPOSALS

  The Company has been notified that certain stockholders of the Company intend to present for consideration and action at the annual meeting the following two stockholder proposals. The Board of Directors unanimously recommends that stockholders vote AGAINST each of such proposals for the reasons set forth below.

STOCKHOLDER PROPOSAL 1

  The Central Pension Fund of the International Union of Operating Engineers and Participating Employers, 4115 Chesapeake Street, N.W., Washington, D.C. 20016-4665, beneficial owner of 149,788 shares of the Company's common stock, has given notice of its intention to introduce the following resolution at the annual meeting:

  "BE IT RESOLVED: That the shareholders of WMX Technologies, Inc. (or "Company") urge that the Board of Directors establish a clear and unequivocal policy that members of the Board refrain from accepting consulting or other fees from the Company, either individually or through any associated business entity, while they serve on the Board of Directors."

                       SUPPORTING STATEMENT OF PROPONENT

    "The Board of Directors should play an independent role in helping to determine overall corporate policy and strategic direction. They should actively monitor senior management in faithfully implementing these policies. In their capacity on the Board, Directors owe their fundamental allegiance to the shareholders of the corporation--the owners who elect them, and not to management.

    "We believe, however, that certain financial relationships can adversely affect the ability of Directors to function in their appropriate oversight role. This is especially critical for so-called outside Directors who are not employee/Directors and who should bring a certain arms-length objectivity to Board deliberations. The Company currently utilizes the services of law firms with which two of its directors are associated, and previously retained another Director as a consultant. At the 1995 Annual Shareholders meeting, our representative elicited a response from a Director that indicates that these fees may range into the hundreds of thousands of dollars per year, over and above the Director's annual retainer and meeting attendance fees. There is an appalling lack of precise information provided to shareholders on the extent of these financial arrangements with our Directors.

    "Shareholder confidence in our Directors is absolutely critical to a properly functioning Board. We believe that these Directors, as our elected representatives, have a serious potential conflict of interest. We have a difficult time in seeing how any such Director can represent the shareholders' best interest, let alone bring a disinterested, objective approach to a review of senior executive practices when those same executives are making decisions as to which consultants to retain and for what amount in fees.

    "Others share our concern regarding the independence and integrity of directors who have lucrative financial arrangements with companies on whose Boards they sit. The National Association of Corporate Directors recently issued a Report on principles and best practices on director compensation. The Report clearly states:

    "Boards should adopt a policy stating that a company should not hire a director or a director's firm to provide professional or financial services to the corporation. The director's role is distinct and separate from that of a consultant; both roles can be severely compromised through commingling.' . . .

    "Simply put, our directors should not attempt to serve two masters at once; they should decide whether they can best serve our Company as directors or as consultants but not both. The long-term best interests of the Company are not well served by such financial arrangements.

    "We urge your support for this proposal."

                 OPPOSING STATEMENT OF THE BOARD OF DIRECTORS

  The Board believes that it is appropriate for the Company's stockholders to consider whether the Board, as a whole, is sufficiently independent of management to discharge its oversight responsibilities effectively. However, the proposal seeks to prohibit each of the Company's Directors (and any business entity with which the Director is associated) from accepting even a single compensated assignment for the Company beyond the scope of his or her duties as a Director. In the Board's view, this rigid restriction is unnecessary and ill-advised. Furthermore, the Company's stockholders defeated a similar proposal in 1991 which would have required that a majority of the full Board consist of Directors who, among other things, neither are members of any advisory or consulting firm paid by the Company nor have any personal services contract with the Company.

  Only two of the Company's Directors are employees of the Company. Of the remaining 10 Directors, only two are associated with law firms whose services the Company currently utilizes. In these two cases, professional fees paid to such law firms during 1995 were no more than approximately 1% of such firm's 1995 revenues. Also, Directors who meet the applicable tests of independence imposed by the New York Stock Exchange (the "NYSE") and the Internal Revenue Code comprise the entire membership of the Board's Audit and Compensation and Stock Option Committees, respectively.

  The report on director compensation recently published by the National Association of Corporate Directors and referred to in the proponent's supporting statement is not a universally accepted standard. For example, the proponent's supporting statement fails to disclose that Directors who are employed by firms providing services to the Company and Directors with personal services contracts with the Company qualify as "independent" under the NYSE's rules unless, in the opinion of the Board, the relationship would interfere with the exercise of independent business judgment. The NYSE has thus adopted what the Board believes to be a more enlightened approach by allowing the

Board to analyze, on a case by case basis, the relationship that a Director maintains with the Company, and to determine whether that relationship interferes with a Director's exercise of independent business judgment.

  The Board also believes that it is the practice of many corporations from time to time to utilize the specialized services available from their outside directors, including the law, investment banking or other professional firms with which such directors are associated. While the Company has not historically made extensive use of its Directors in this manner, the Board believes that to achieve the greatest benefit from the association between the Company and its Directors, it is important to retain the flexibility for Directors or their firms to render legal, advisory or consulting services to the Company when their expertise or experience qualifies them to do so. The Board does not currently expect that professional fees paid by the Company to the law firms with which two of its Directors are associated will exceed 1% of the respective annual revenues of such firms for 1996.

  For the reasons stated above, the Board of Directors believes that the proposal is not in the best interests of the Company and its stockholders.

  ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

STOCKHOLDER PROPOSAL 2

  The Teamsters Affiliates Pension Plan, 25 Louisiana Avenue, N.W., Washington, D.C. 20001, beneficial owner of more than 1,000 shares of the Company's common stock, has given notice of its intention to introduce the following resolution at the annual meeting:

  "Resolved: That the stockholders of Waste Management [sic] urge that the Board of Directors take the necessary steps to hold annual elections for all directors, and that this change shall be accomplished in a manner that does not affect the unexpired terms of directors previously elected."

                       SUPPORTING STATEMENT OF PROPONENT

    "Currently, the Waste Management [sic] board is composed of three classes of directors. Only a third of the board faces election each year; each individual director faces election once every three years. We believe that reducing the frequency of director elections reduces the accountability of each director to shareholders and tends to insulate them from long-term shareholders interests.

    "A number of concerns raise the possibility that WMX management may not be fully attuned to such interests.

    "Compensation expert Graef Crystal found WMX's CEO scored fifth in rankings of his peers when measuring low performance and high pay. (July 1995 report on executive compensation, analyzing pay of 424 CEO's, measuring what Crystal calls "base pay.") Excessive compensation combined with mediocre performance suggests that the Board's governance may damage shareholder value in three ways. First, the board wastes corporate assets, especially when superior managers can be recruited for less. Second, the board signals that mediocre management will be ignored, perhaps even rewarded. And finally, such compensation promotes a divisive corporate culture: front line workers come to believe that in our company, excellence is only demanded of those without the power to protect themselves from meaningful evaluation.

    "And if the board fails in this basic test, is it failing elsewhere at WMX?

    "Our company abidingly confronts environmental issues. For example, the United Church of Christ's Commission on Racial Justice, Toxic Waste and Race in the United States recently updated a study finding that people of color were twice as likely as whites to live in a community with a hazardous waste facility. WMX responded by commissioning a study that refuted these findings. But WMX's response only exposed it to charges of self-serving and biased research.

    "Addressing environmental issues constructively and with genuine interest in lasting solutions will be important in adding long-term value to our company.

    "By holding annual elections, WMX's board can demonstrate its commitment to long-term shareholder interests. We urge you to vote FOR this proposal."

                 OPPOSING STATEMENT OF THE BOARD OF DIRECTORS

  In 1985, the stockholders of the Company approved an amendment to the Company's Restated Certificate of Incorporation which divided the Board of Directors into three classes, with approximately one-third of the Directors elected each year to staggered three-year terms. Approximately 78% of the Company's stockholders voting on this amendment voted in favor of it. The Board continues to believe that a classified Board is in the best interests of the Company and its stockholders.

  A classified Board helps to ensure that a majority of the Board at any given time has prior experience serving as Directors of the Company. This enhances the likelihood of stability and continuity in the leadership and policies of the Company while preserving the ability of the Company's stockholders to make changes in the Board's membership. The Board also believes that the existence of minimum three-year, as opposed to one-year, terms for Directors assists the Company in attracting Director candidates who are willing to make longer-term commitments to serving the Company, which in turn increases the overall knowledge and experience of the Board with respect to the Company's operations. Finally, the Board believes that the classified Board structure provides the Company and its stockholders with advantages in the context of any proposal to acquire the Company, by ensuring that the Company and its stockholders are represented by an experienced and knowledgeable Board, which is structured in such a manner as to discourage tactics that the Board believes are disruptive and inequitable.

  A large number of major U.S. companies have classified boards of directors. Statistics compiled by the American Society of Corporate Secretaries show that stockholders of public companies have continued to support the use of classified boards, as indicated by the fact that more than 97% of all stockholder proposals aimed at eliminating classified boards which were voted upon during the past three years and which were tracked by the Society have been defeated.

  For the reasons stated above, the Board of Directors believes that the proposal is not in the best interests of the Company and its stockholders.

  ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                    VOTING OF SHARES HELD IN CERTAIN PLANS

  If you are a participant in the WMX Technologies, Inc. 1988 Employee Stock Ownership Plan, you are entitled to direct the trustees of the plan to vote the shares credited to your individual account in accordance with your instructions. This may be accomplished by marking and returning the instruction form accompanying the mailing and relating to the shares in the plan credited to your account. If you do not return such form, your shares held in the plan will not be voted. If you are also a direct owner of shares (acquired other than through this plan), you will receive a separate mailing containing a proxy card relating to such shares.

  If you are a participant in the WMX Technologies Dividend Reinvestment and Stock Purchase Plan, the proxy card provided to you covers the shares held for you by the plan and any shares held directly by you. If you do not return such proxy card, your shares held in this plan (as well as any shares owned by you directly) will not be voted for you. You are, therefore, urged to return the proxy card promptly, duly signed and dated.

                             FINANCIAL STATEMENTS

  The Company has enclosed its Annual Report to Stockholders for the year ended December 31, 1995 with this Proxy Statement. Stockholders are referred to the report for financial and other information about the Company, but such report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

                           PROPOSALS BY STOCKHOLDERS

  Any proposals by stockholders intended to be presented at the 1997 annual meeting must be received by the Company no later than November 28, 1996 in order to be considered by the Board of Directors for inclusion in the Company's 1997 Proxy Statement. In order for a stockholder to nominate a candidate for director, under the Company's by-laws timely notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, such notice must be received not less than 30 nor more than 60 days before the meeting (but if the Company gives less than 40 days' notice of the meeting, then such notice must be received prior to the meeting and within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made). The stockholder filing the notice of nomination must describe various matters regarding the nominee, including such information as name, address, occupation and shares held.

  In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by the Company within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor, and other specific matters. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal considered for inclusion in the Company's 1997 Proxy Statement.

  In each case, the notice must be given to the Secretary of the Company, whose address is 3003 Butterfield Road, Oak Brook, Illinois 60521. Any stockholder desiring a copy of the Company's by-laws will be furnished one without charge upon written request to the Secretary.

                                 OTHER MATTERS

  You are again urged to attend the annual meeting. Proxies will be solicited by the Board of Directors through use of the mails. Proxies may also be solicited by directors, officers and a small number of other employees of the Company personally or by mail, telephone or otherwise, but such persons will not be compensated for such services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the soliciting material to the beneficial owners of stock held of record by them, and the Company has hired Morrow & Co., Inc. to coordinate the solicitation of proxies by and through such holders for a fee of approximately $6,500 plus expenses. The entire cost of the Board of Directors' solicitation will be borne by the Company.

  The Board of Directors does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting. However, if other matters are presented for a vote, the proxies will be voted as to such matters in accordance with the judgment of the persons acting under the proxies.

                                       By Order of the Board of Directors,

                                       /s/ Herbert A. Getz
                                       Herbert A. Getz
                                       Senior Vice President and Secretary

                                                                        WMX LOGO

--------------------------------------------------------------------------------
WMX Technologies, Inc.

3003 Butterfield Road
              Phone 708.572.8800
Oak Brook, IL 60521

                       1988 EMPLOYEE STOCK OWNERSHIP PLAN

                                                                  March 28, 1996

Dear Plan Participant:

  As a participant in the WMX Technologies, Inc. 1988 Employee Stock Ownership Plan, you may direct the trustees of the Plan to vote in accordance with your instructions the shares of common stock of WMX Technologies, Inc. credited to your individual account. Enclosed for your information in this regard is a copy of the Notice of the Annual Meeting of Stockholders scheduled for May 10, 1996 and the Proxy Statement relating to that meeting together with a voting instruction form.

  The voting instruction form should be returned in the enclosed pre-addressed, postage prepaid envelope to Harris Trust and Savings Bank. Instructions to vote shares credited to all participants' accounts will be tabulated and the results of the total tabulation forwarded to the trustees. The trustees, in turn, will vote accordingly at the Annual Meeting. If your voting instruction form does not indicate a preference or your instruction form is not received by Harris Trust and Savings Bank by May 8, 1996, your shares will not be voted.

  Your vote is important, and your cooperation is appreciated.

                                          Sincerely,

                                          Trustees of the 1988 Employee
                                          Stock Ownership Plan

  -                                                                          -
PROXY                                                                      PROXY
                                      LOGO

                             WMX TECHNOLOGIES, INC.

                          ANNUAL MEETING, MAY 10, 1996
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

 Dean L. Buntrock, Peter H. Huizenga and Peer Pedersen, each with power of substitution, are hereby authorized to vote all shares of common stock of WMX Technologies, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of WMX Technologies, Inc., to be held on Friday, May 10, 1996, and at any adjournment thereof, as designated below, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

 A MAJORITY (OR IF ONLY ONE, THEN THAT ONE) OF THE ABOVE PERSONS OR THEIR SUBSTITUTES WHO SHALL BE PRESENT AND ACTING AT THE MEETING SHALL HAVE THE POWERS CONFERRED HEREBY.

  PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                 (Continued and to be signed on reverse side.)
-                                                                          -

                            WMX TECHNOLOGIES, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]



------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE                       For All (Except
"FOR" PROPOSALS 1 AND 2.                                       Nominee(s)
                                               For  Withheld   written below)

1.  ELECTION OF CLASS II DIRECTORS--
    Nominees: Pastora San Juan Cafferty,       [_]    [_]           [_]
    Donald F. Flynn, James R. Peterson,
    Phillip B. Rooney

    -----------------------------------

                                               For  Against       Abstain
2.  Ratification of appointment of
    Arthur Andersen LLP as                     [_]    [_]           [_]
    independent auditors for 1996.

------------------------------------------------------------------------------

------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
"AGAINST" PROPOSALS 3 AND 4.

                                               For  Against       Abstain
3.  Stockholder proposal regarding
    Director fee policy.                       [_]    [_]           [_]


                                               For  Against       Abstain
4.  Stockholder proposal regarding
    declassification of the                    [_]    [_]           [_]
    Board of Directors.

------------------------------------------------------------------------------
5. In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

                  Dated: ______________________________________________ , 1996


Signature(s)
            ------------------------------------------------------------------


------------------------------------------------------------------------------
SIGNATURE OF STOCKHOLDER(S)--PLEASE SIGN NAME EXACTLY AS IMPRINTED (DO NOT PRINT). PLEASE INDICATE ANY CHANGE OF ADDRESS. NOTE: EXECUTORS, ADMINISTRATORS, TRUSTEES AND OTHERS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD INDICATE THE CAPACITY IN WHICH THEY SIGN. IF SHARES ARE HELD JOINTLY, EACH HOLDER SHOULD SIGN.

-                                                                              -
VOTING INSTRUCTION FORM                                  VOTING INSTRUCTION FORM
                                      LOGO

                             WMX TECHNOLOGIES, INC.

                       1988 EMPLOYEE STOCK OWNERSHIP PLAN
                          ANNUAL MEETING, MAY 10, 1996

 The undersigned hereby instructs the trustees of the WMX Technologies, Inc. 1988 Employee Stock Ownership Plan to vote, by proxy or in person, at the Annual Meeting of Stockholders of WMX Technologies, Inc. to be held on Friday, May 10, 1996, and at any adjournments thereof, the shares of common stock of WMX Technologies, Inc. allocated to the undersigned's account in such Plan on March 20, 1996, as designated below, and in their discretion, the trustees are authorized to vote upon such other business as may properly come before the meeting.

 IF THIS VOTING INSTRUCTION FORM, REQUESTED BY THE TRUSTEES WITH RESPECT TO A PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY, IS PROPERLY EXECUTED AND RECEIVED BY HARRIS TRUST & SAVINGS BANK ON OR BEFORE MAY 8, 1996, THE SHARES ALLOCATED TO THE UNDERSIGNED'S ACCOUNT IN THE WMX TECHNOLOGIES, INC. 1988 EMPLOYEE STOCK OWNERSHIP PLAN ON MARCH 20, 1996 WILL BE VOTED IN THE MANNER INSTRUCTED HEREIN. IF NO INSTRUCTION IS MADE OR THIS FORM IS NOT RECEIVED BY HARRIS TRUST & SAVINGS BANK ON OR BEFORE MAY 8, 1996, THE SHARES WILL NOT BE VOTED.

     PLEASE MARK, SIGN, DATE AND MAIL THIS FORM PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                 (Continued and to be signed on reverse side.)
-                                                                              -

                            WMX TECHNOLOGIES, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]



------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE                       For All (Except
"FOR" PROPOSALS 1 AND 2.                                       Nominee(s)
                                               For  Withheld   written below)

1.  ELECTION OF CLASS II DIRECTORS--
    Nominees: Pastora San Juan Cafferty,       [_]    [_]           [_]
    Donald F. Flynn, James R. Peterson,
    Phillip B. Rooney

    -----------------------------------

                                               For  Against       Abstain
2.  Ratification of appointment of
    Arthur Andersen LLP as                     [_]    [_]           [_]
    independent auditors for 1996.

------------------------------------------------------------------------------

------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
"AGAINST" PROPOSALS 3 AND 4.

                                               For  Against       Abstain
3.  Stockholder proposal regarding
    Director fee policy.                       [_]    [_]           [_]


                                               For  Against       Abstain
4.  Stockholder proposal regarding
    declassification of the                    [_]    [_]           [_]
    Board of Directors.

------------------------------------------------------------------------------
5. In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.


                  Dated: ______________________________________________ , 1996


Signature(s)
            ------------------------------------------------------------------


------------------------------------------------------------------------------
SIGNATURE OF STOCKHOLDER(S)--PLEASE SIGN NAME EXACTLY AS IMPRINTED (DO NOT PRINT). PLEASE INDICATE ANY CHANGE OF ADDRESS. NOTE: YOU MAY REVOKE YOUR INSTRUCTION TO VOTE SHARES ALLOCATED TO YOUR ACCOUNT AT ANY TIME PRIOR TO
THE STOCKHOLDERS' MEETING.

    SUPPLEMENT TO PROXY STATEMENT OF WMX TECHNOLOGIES, INC. (THE "COMPANY")
             FOR ITS ANNUAL MEETING OF STOCKHOLDERS, MAY 10, 1996

  After the above-described proxy statement was printed, Discovery Zone, Inc. announced on March 25, 1996 that it had filed a voluntary petition under Chapter 11 of the U. S. Bankruptcy Code. As disclosed in the proxy statement, Donald F. Flynn, a director of the Company, formerly served as an executive officer and director of Discovery Zone, Inc.